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EMPLOYMENT AGREEMENT

BENJAMIN B. HONG

    THIS EMPLOYMENT AGREEMENT is made effective July 1, 1994, by and between Nara Bank, National Association (hereinafter sometimes referred to as "Bank"), and Benjamin B. Hong, (hereinafter sometimes referred to as "Hong"), as follows:

    1.  EMPLOYMENT:  Bank hereby employs Hong as President and Chief Executive Officer, and Hong accepts said employment, upon the terms and conditions hereinafter set forth.

    2.  DUTIES:  Hong shall perform the duties of President and Chief Executive Officer of Bank, subject to the powers by law vested in the Board of Directors of Bank and in Bank's shareholders. During the term of this Employment Agreement, Hong shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank's Articles of Incorporation and Bylaws. Hong shall devote his full time and efforts to this position.

    3.  TERM:  The term of this Agreement shall be five (5) years from its effective date but Hong has an option to extend the term of this Agreement for an additional period of four (4) years if the Bank achieves a regulatory examination rating of "satisfactory or better and a composite CAMEL rating of "1" or "2" at the end of 1998, and return on average assets (ROA) for 1998 surpasses the average ROA of California banks. Said option shall be exercised by Hong, if it is to be exercised at all, within one hundred eighty (180) days prior to the expiration of the above-referenced five (5) year term from the effective date of this Agreement, and shall be exercised by a writing addressed to the Board of Directors of Bank. Said option shall not be exercisable if at the time of exercise Hong's employment has been duly and rightfully terminated pursuant to the provisions of paragraph 10 and 11 hereof.

    4.  SALARY AND BONUS:  During the term of this Agreement, Hong shall be compensated and receive an annual salary of one hundred twenty thousand dollars ($120,000 per year) payable in twelve (12) equal monthly installments. The base salary shall be reviewed at least annually and may be increased from time to time as the Board of directors of the Bank in its sole discretion shall determine. This shall be the "basic compensation" for performing his duties as President and Chief Executive Officer of the Bank. In addition to the basic compensation, the Bank agrees to pay to Hong an additional bonus in the amount of seven percent (7%) of the Bank's profit before tax. The computation of the Bank's pre- tax profit shall be done by the Bank's outside auditors and certified public accountants and shall receive the approval of the Bank's Board of Directors. As so approved, such computation shall be a conclusive determination binding both upon the Bank and Hong. Such bonus shall be paid only on a pro-rata basis for that portion of the fiscal year that Hong serves as President and Chief Executive Officer. If the 7% bonus is less than regular employee bonus percentage in any given year, Hong will receive bonus equivalent to the regular employee bonus percentage.

    5.  STOCK OPTIONS:  Pursuant to and subject to the terms of the Bank's Stock Option Plan, the Bank will grant to Hong a stock option consisting of a total of hundred thousand (100,000) shares of Bank's common stock. The option price will be three dollars per share (price as of July 1, 1994). This option will be exercisable within five years from the date of this Agreement. But the exercise period will be extended for four more years, if Hong's term is extended. Any such option will be subject to all of the terms and provisions of the Bank's Stock Option Plan and the form of Stock Option Agreement to be executed by Bank and Hong. Should Hong be terminated for cause, this option shall expire immediately. Reference should be made to the Bank's Stock Option Plan and form of Stock Option Agreement for full and complete terms and conditions governing any stock option to be granted.

    6.  AUTOMOBILE ALLOWANCE AND INSURANCE:  Bank will provide Hong with a suitable automobile for his use in the performance of his duties and shall pay all costs and expenses of maintaining and operating said automobile, including insurance.

    7.  EXPENSES:  Hong shall be entitled to reimbursement by Bank for any business expenses reasonably and necessarily incurred in the performance of his duties on behalf of Bank during the term of this Agreement, which the Board of Directors of the Bank deems are satisfactorily documented.

Bank shall also reimburse Hong for the annual membership fees in the Wilshire Country Club and shall, in addition, reimburse Hong for any and all business-related charges incurred at the Wilshire Country Club.

    8.  VACATION:  Hong shall be entitled to four (4) weeks paid vacation during each year of the term of this Agreement. Hong shall take at lease two consecutive weeks vacation during each year of his employment by Bank.

    9.  INSURANCE BENEFITS:  Bank shall provide for Hong and Hong's spouse and dependent children, where appropriate, at the Bank's expense, participation in accident and health, term life insurance benefits to the maximum benefits available under the Bank's Group Insurance program.

    10. TERMINATION:  The Bank may terminate the employment of Hong at any time during this Agreement by a simple majority vote of the Board of Directors, exclusive of the vote of Hong in the event he is a Director, and said termination shall be only for cause the effective date of termination in such event shall be determined by the Board. In the event Hong is terminated for cause, Hong shall be entitled to no further compensation of any sort, excepting only for basic compensation and expenses earned prior to such termination. Termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, or any conduct detrimental to the interests of the Bank or a subsidiary corporation and in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive.

    11. ACTION BY SUPERVISORY AUTHORITY:  If Bank is ordered to remove Hong or Bank is closed or taken over by the Comptroller of the Currency, the Federal Reserve, The Federal Deposit Insurance Corporation, or other supervisory authority, such bank supervisory authority may immediately terminate this Agreement without further liability, compensation or obligation to Hong, except that Hong shall be entitled to his rights, if any, under Paragraph 5 hereof and the Stock Option Plan referred to therein.

    12. ARBITRATION:  Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by arbitration in the City of Los Angeles, State of California, in accordance with the rules of the American Arbitration Association, and a judgement upon the award rendered may be entered in any court having jurisdiction thereof.

    13. NOTICES:  Any notice required or permitted to be given hereunder shall be in writing and delivered by ordinary mail or served personally, addressed to Bank or Hong, as the case may be, at the address set forth after their signature below or as may be changed from time to time by notice given to the other party.

    14. PARTIAL INVALIDITY:  If any provision of this Agreement is held by a court of competent jurisdiction, or by arbitration, to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

    15. MISCELLANEOUS:  It is hereby agreed that Hong's rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement and understanding of the parties to it and shall be binding on and insure to the benefit of the heirs, personal representatives, successors, beneficiaries, and assigns of the parties, subject, however, to the restrictions on assignment contained herein. This Agreement is drawn to be effective in the State of California, and shall be construed in accordance with California law. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and executed by Hong and a duly authorized representative of the Bank.

    16. ENFORCEMENT:  Both Hong and Bank acknowledge they have had the opportunity to consult with legal terms and provisions of this Agreement. If arbitration or legal action is employed to enforce any of the provisions hereof, the parties hereto agree that the recover all reasonable costs and attorneys' fees.

    17.   This Agreement constitutes the only agreement between the parties with respect to Hong's employment by Bank and it supersedes any and all written or oral understandings of any sort. This Agreement may be amended or modified only in writing in an instrument signed by both parties.

    IN WITNESS WHEREOF, the parties have executed this Employment Agreement on July 1, 1994.

By:	/s/ BRIAN B. WOO Brian B. Woo Chairman of the Board Nara Bank, National Association
Accepted by:
/s/ BENJAMIN HONG Benjamin Hong

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EMPLOYMENT AGREEMENT